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                                                                  Exhibit 10.21


Description of Kaiser Aluminum & Chemical Corporation Long-Term Incentive Plan
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         During 2002, the Company adopted, and the Court approved as part of the Kaiser Aluminum & Chemical Corporation Key Employee Retention Program, a new long-term incentive plan under which key management employees, including the Named Executive Officers, became eligible to receive a cash award based on the attainment by the Company of sustained cost reductions above a stipulated threshold for the period 2002 through the Company's emergence from bankruptcy. Under the plan, fifteen percent of such cost reductions above the stipulated threshold are placed in a pool to be shared by participants based on their individual target's percentage of the aggregate target for all participants. A participant's target percentage may be adjusted upward or downward, within certain limitations, at the discretion of the Company's Chief Executive Officer.

         Amounts payable under the plan generally are not determinable until conclusion of the plan. If a participant's employment is terminated without cause or as a result of death, disability or retirement prior to conclusion of the plan, such participant will be entitled to receive a pro rated portion of any award earned through the date of his or her termination of employment. Awards earned under the program are forfeited if the participant voluntarily terminates his or her employment (other than at normal retirement) or is terminated for cause prior to the scheduled payment date.

         In general, awards payable under the program are payable in two installments - the first on the date that the Company emerges from bankruptcy and the second on the one year anniversary of such date.